UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report: March 19, 2010
(Date of earliest event reported)

E*TRADE Financial Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

135 East 57th Street, New York, New York 10022
(Address of Principal Executive Offices and Zip Code)

(646) 521-4300
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2010, E*TRADE Financial Corporation (the “Company”) appointed Steven J. Freiberg as Chief Executive Officer, effective April 1, 2010. Mr. Freiberg will also join the Board of Directors as a Class II member to replace George Hayter, who at age 71 does not qualify for re-election under the Company's Corporate Governance Guidelines. Mr. Hayter has agreed to retire prior to the Annual Meeting of Stockholders, which will be held on May 13, 2010, in order to permit the immediate appointment of Mr. Freiberg without the need to temporarily expand the size of the Board. Robert Druskin, who has been serving as CEO on an interim basis, will remain on the Board and serve as non-executive Chairman.

Mr. Freiberg, age 53, was Executive Vice President of Citibank N.A., from September 2005 through July 2009. From January 2009 until April 2009, Mr. Freiberg also held the position of Chairman and Chief Executive Officer of Citi Holdings—Global Consumer. Prior to being appointed to this position in January 2009, he served as Chief Executive Officer of Global Cards for Citigroup. From 2005 until March 2008, Mr. Freiberg served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group N.A. and Co-Chair of the Global Consumer Group. Prior to his appointment as Co-Chairman of the Global Consumer Group in 2005, Mr. Freiberg served as Chairman and Chief Executive Officer of Citi Cards from 2001 until 2005. Prior to that, Mr. Freiberg held positions of increasing seniority with Citigroup’s predecessor companies and affiliates since joining Citigroup’s Card Products Division in 1980, including from 1987-1992 holding the positions of CFO, CIO and Sales Director of Citicorp Investment Services, the retail broker dealer, and from 1995-1997 serving as Chairman and CEO of the North American Investment Products Division, which included the broker dealer and all investment-related activity.  Mr. Freiberg also serves on the Board of the March of Dimes and he Co-Chairs Habitat for Humanities’ NYC Council.  Mr. Freiberg has served on the Board of Directors of MasterCard since September 2006.

The Company entered into an employment agreement with Mr. Freiberg, pursuant to which he will receive an annual base salary of $1,000,000.  He will be eligible for an annual cash performance bonus with an annual target of $3,000,000 and for annual equity incentives with an annual target initial value of $3,000,000 (with the actual amount based on the performance of the Company) and subject to vesting over up to four years following the grant.  For 2010 only, he will be guaranteed a pro rata payment of his target cash bonus and equity incentives, each to be made in early 2011. The term of the agreement is four years, subject to renewal at the end of the initial term. If Mr. Freiberg is terminated without cause or resigns due to adverse actions by the Company, and he signs a release of claims, he would receive severance benefits of one times his annual compensation (including salary, annual cash bonus and annual equity grant value) and accelerated vesting of equity, in addition to a pro rata payment of his cash bonus for the year of termination. If the termination occurs in anticipation of, or following, a change of control, his severance would be increased to two times his annual compensation.  If Mr. Freiberg retires at the end of the four-year term of his agreement, he will be entitled to retain his unvested equity awards subject to his compliance with restrictive covenants over the scheduled vesting period of such awards.

Item 8.01.	Other Events.

On March 19, 2010, the Board of Directors of the Company unanimously approved, subject to stockholder approval, an amended and restated certificate of incorporation that would make the following changes to the Company’s Restated Certificate of Incorporation: (1) effecting a reverse stock split of the outstanding shares of the Company’s common stock at a ratio of 1 for 10 and (2) decreasing the total number of authorized shares of the Company’s common stock at a ratio of 1 for 10 to 400,000,000 shares.

The amended and restated certificate effecting the changes discussed above will be submitted for stockholder approval at the Company’s 2010 Annual Meeting to be held on May 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Date:	March 22, 2010	By:	/s/ Karl A. Roessner
			Name:	Karl A. Roessner
			Title:	Corporate Secretary